Ironclad Performance Wear Provides Revised Outlook for Full-Year 2007

Full-Year 2007 Net Sales Guidance Lowered to $12-14 Million, While Third Quarter
Net Sales Increased 47-52%

LOS ANGELES, CA - October 17, 2007 - Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance apparel and gloves, today announced that it has lowered its previously announced full-year 2007 net sales guidance from $14-15 million to a revised range of $12-14 million primarily as a result of weaker than expected demand in the residential construction market during the latter half of the year.

In spite of the reduction in the full-year guidance, the Company had a strong third quarter, and expects to report a net sales increase of between 47% and 52% compared to the same period in 2006. Ironclad will release final third quarter results by mid-November.

“The significant slow-down in the residential construction market is now negatively impacting Ironclad’s core glove business at hardware stores and lumberyards,” said Ed Jaeger, President and CEO of Ironclad Performance Wear. “As with other components within the construction industry, orders for gloves have flattened out and we don’t expect this trend to change in the near future.”

Mr. Jaeger added, “We are pleased with our third quarter results which reflect the historical seasonality we experience in the second half of the year, and our continued distribution gains in the industrial, and cross-over sporting goods and military markets; as well as continuing growth in our international business. In addition, we are excited about the positive feedback and traction we’re seeing with our new performance apparel line, including an unexpected number of repeat orders coming quickly on the heels of a successful product launch.”

Kent Pachl, Executive Vice President of Sales & Marketing commented, “Historically, Ironclad has delivered the majority of its sales through the construction, hardware and lumberyard channels. However, in 2006 we began to diversify our revenue base so that we now have additional channels of distribution, including industrial and safety, home centers, and sporting goods and are currently exploring sales opportunities in the automotive, and oil and gas markets. The recent addition of apparel to our product mix will help further diversify our revenue stream.”

Mr. Jaeger concluded, “Despite softness in one segment of our business, we see many opportunities before us to further expand the Ironclad brand. Our long-term growth initiatives are on track, including our transition from a single category glove manufacturer to a broader performance apparel brand.”

About Ironclad Performance Wear Corporation

Ironclad, which created the performance work glove category in 1998, continues to leverage its leadership position in the construction and industrial markets through its expansion into the cross-over action sports and outdoor enthusiast markets. With its focus on innovation, design, advanced material science and durability, Ironclad engineers, manufactures and sells a comprehensive line of task-specific gloves and performance-fabric apparel. Ironclad’s products are available at hardware stores, home centers, industrial suppliers, lumber yards, and sporting goods retailers nationwide, and in Australia, Canada, Japan, Hungary, and the United Kingdom.

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company’s recent Securities and Exchange filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Ironclad:	Integrated Corporate Relations:
Ed Jaeger, CEO	John Mills / Anne Rakunas
(310) 643-7800 X106	(310) 954-1100